Exhibit 99.1

FOR IMMEDIATE RELEASE

VERENIUM REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR ENDED

DECEMBER 31, 2010

— Company achieved product revenue and beat gross margin dollar guidance for 2010 —

SAN DIEGO, CA., March 1, 2011 – Verenium Corporation (NASDAQ: VRNM), a pioneer in the development and commercialization of high-performance industrial enzyme solutions, today reported a summary of recent Company highlights and financial results for the fourth quarter and year ended December 31, 2010.

“2010 was a year of significant progress for Verenium. Even as we completed the complex process of refocusing on our core enzymes business, we were able to achieve or exceed our growth targets for the business,” said James E. Levine, President and Chief Executive Officer Designate of Verenium. “Based on the solid performance of our commercial products as well as the interest we’ve had from potential partners for our pipeline products, I am very enthusiastic about the many opportunities ahead. I expect 2011 will be an important year for Verenium in which we will focus on achieving our corporate goals which we believe will continue to position Verenium as a leading industrial enzymes company.”

Company Highlights

During 2010 Verenium has made significant progress on both the operational and financial fronts. Most recent accomplishments include:

Operational/Industry Performance:

Animal Health and Nutrition

•	Achieved a 25% increase in full year 2010 gross profit from Phyzyme sales over the same period in 2009 due to strong demand for Phyzyme phytase.

Grain Processing

•	Grew full year 2010 revenues from the Company’s grain processing enzymes, including Fuelzyme, Deltazym GA L-E5, Veretase and Xylathin, by 38% over the same period in 2009; and

•	Grain processing has grown to represent 27% of 2010 product revenues.

Oilseed Processing

•	Increased Purifine® PLC plant count from one in 2009 to four at the end of 2010 and currently have five plants in the process of implementation; and

•	Announced joint marketing agreement with a second global engineering partner, Desmet Ballestra, for Purifine® PLC, and extended the partnership agreement with Alfa Laval.

Manufacturing

•

Expanded committed fermentation capacity at Fermic, the Company’s contract manufacturing partner, and launched a manufacturing improvement program to expand downstream capacity, increase manufacturing efficiency and improve overall stability of manufacturing processes.

Corporate/Financial:

•	Increased total product revenue by 15% to $50.4 million for the year ended December 31, 2010, achieving 2010 guidance range of $48 to $54 million;

•	Increased 2010 year end product gross profit by 16% to $18.6 million, exceeding 2010 annual guidance of $16 to $18 million;

•	Increased full year non Phyzyme revenue from 25% in 2009 to 35% in 2010 through increasing sales of Company’s newer enzymes including Fuelzyme, Xylathin, Veretase, Deltazym GA L-E5 and Purifine; and

•	Ended the quarter and year with unrestricted cash and cash equivalents totaling $87.9 million and convertible notes outstanding of $74.7 million.

“We ended 2010 with a more flexible financial structure and better positioned to invest strategically and grow the industrial enzymes business,” said Jeffrey G. Black, Senior Vice President and Chief Financial Officer Designate. “In 2011 we will look to further solidify our capital structure and create a clear path to profitability through a combination of revenue and gross margin growth, pipeline development, manufacturing improvements, and strategic partnerships.”

Financial Results

In the commentary below, the historical results of the Company’s ligno-cellulosic biofuels business for current and prior periods have been reclassified into discontinued operations as a result of the sale of the ligno-cellulosic biofuels business on September 2, 2010 to BP.

Revenues

Revenues for the periods ended December 31, 2010 and 2009 were as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues:
Animal Health and Nutrition	$8,051	$8,934	$32,588	$32,781

Grain Processing	3,834	2,728	13,439	9,744

All other products	1,381	200	4,324	1,431

Total product	13,266	11,862	50,351	43,956
Collaborative and grant	331	1,494	1,722	4,863

Total revenues	$13,597	$13,356	$52,073	$48,819

Total revenues for the year ended December 31, 2010 increased 7% to $52.1 million from $48.8 million in the prior year, with product revenues representing 90% or more of total revenues in both periods. Product revenues for the year ended December 31, 2010 increased 15% to $50.4 million from $44.0 million in the prior year, primarily due to an increase in Phyzyme profit share from Danisco, as well as an increase in revenues from grain processing enzymes, Fuelzyme, Veretase, Deltazym GA L-E5 and Xylathin, which continued to gain traction in the grain ethanol markets, and Purifine enzyme for the soybean oil processing market. Product revenue from non-Phyzyme products as a percentage of total product revenue increased to 35% for the year ended December 31, 2010 compared to 25% in the prior year.

Product Gross Profit

Product gross profit for the year ended December 31, 2010 increased 16% to $18.6 million from $16.0 million in the prior year, primarily due to improved fixed cost leverage on higher revenue, partially offset by the impact of manufacturing constraints compared to the prior year, resulting from the challenges of satisfying increased demand for our products and expanded product mix.

Operating Expenses (excluding cost of product revenue)

Excluding cost of product revenues, total operating expenses related to continuing operations decreased to $33.9 million (including share-based compensation of $1.1 million) for the year ended December 31, 2010 from $35.3 million (including share-based compensation of $4.7 million) for the same period in the prior year.

Excluding the impact of share-based compensation, total operating expenses increased $2.2 million primarily due to bonus payments expensed during the year ended December 31, 2010, for which there was no corresponding expense in 2009.

Operating Loss from Continuing Operations

Operating loss from continuing operations for the year ended December 31, 2010 was $13.5 million compared to $14.5 million for the same period in 2009, reflective of the increase in product gross margin and a decrease in selling, general & administrative expenses. Excluding the impact of share-based compensation, total operating loss from continuing operations increased $2.6 million primarily due to bonus payments expensed during the year ended December 31, 2010, for which there was no corresponding expense in 2009.

Net Loss from Continuing Operations

Net loss from continuing operations for the year ended December 31, 2010 was $14.2 million compared to a net loss of $6.4 million for the same period in 2009, on a GAAP accounting basis. Adjusted for the impact of non-cash items, the Company’s non-GAAP pro-forma net loss from continuing operations for the year ended December 31, 2010 was $21.0 million compared to $24.6 million for the same period in the prior year. The Company believes that excluding the impact of these items provides a more consistent measure of operating results.

Financial Guidance for 2011

Verenium also updated 2011 financial guidance for R&D and SG&A expenses. The Company re-allocated the accounting of certain expenses from R&D to SG&A, leaving the total level of operating expenses unchanged at $33 to $37 million.

•	Revenue: $55 to $60 million

•	Product Gross Profit: $21 to $24 million

•	R&D: $10 to $12 million

•	SG&A: $23 to $25 million

Planned capital investments for the commercial business, including manufacturing debottlenecking, are expected to be between $4 and $6 million. In addition, the Company expects to spend up to $10 million to build out a new San Diego, CA facility over the next two years and is exploring opportunities for spreading the capital expenditure over a longer period of time.

About Verenium

Verenium, an industrial biotechnology company, is a global leader in developing high-performance enzymes. Verenium’s tailored enzymes are environmentally friendly, making products and processes greener and more cost-effective for industries, including the global food and fuel markets. Read more at www.verenium.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include, but are not limited to, statements related to Verenium’s lines of business, operations, capabilities, commercialization activities, corporate partnerships, target markets and future financial performance, results and objectives, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium’s strategic focus, risks associated with Verenium’s technologies, risks associated with Verenium’s ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium’s dependence on patents and proprietary rights, risks associated with Verenium’s protection and enforcement of its patents and proprietary rights, the commercial prospects of the industries in which Verenium operates and sells products, Verenium’s dependence on manufacturing and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium’s technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, and risks and other uncertainties more fully described in Verenium’s filings with the Securities and Exchange Commission, including, but not limited to, Verenium’s annual report on Form 10-K for the year ended December 31, 2009 and any updates contained in its subsequently filed quarterly reports on Form 10-Q. These forward-looking statements speak only as of the date hereof, and Verenium expressly disclaims any intent or obligation to update these forward-looking statements.

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Contacts:

Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Manager, Corporate Communications 617-674-5357 sarah.carmody@verenium.com

Verenium Corporation

Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,

	2010	2009	2010	2009
Revenues:
Product	$13,266	$11,862	$50,351	$43,956
Collaborative and grant	331	1,494	1,722	4,863

Total revenue	13,597	13,356	52,073	48,819

Operating expenses:
Cost of product revenue	8,536	7,447	31,715	27,929
Product Gross Profit	4,730	4,415	18,636	16,027
Product Gross Margin	36%	37%	37%	36%
Research and development	2,068	1,020	6,198	5,829
Selling, general and administrative	6,194	4,649	27,662	29,520

Total operating expenses	16,798	13,116	65,575	63,278

Operating income (loss) from continuing operations	(3,201)	240	(13,502)	(14,459)

Other Income and Expense:
Interest and other expense, net	(1,301)	(1,125)	(7,481)	(10,105)

Loss on debt extinguishment	—	—	(3,384)	—
Gain on debt extinguishment upon conversion	—	317	598	8,946
Gain on amendment of 2008 Notes	—	—	—	3,977
Gain (loss) on net change in fair value of derivative assets and liabilities	872	199	(145)	5,277

Total other income (expense), net	(429)	(609)	(10,412)	8,095

Loss from continuing operations before income taxes	(3,630)	(369)	(23,914)	(6,364)
Income tax benefit	1,820	—	9,748	—

Net loss from continuing operations	(1,810)	(369)	(14,166)	(6,364)
Discontinued Operations:
Net income (loss) from discontinued operations, net of income taxes	(1,490)	(11,438)	8,816	(49,876)

Less: Loss attributed to noncontrolling interests in consolidated entities – discontinued operations	—	8,849	25,283	34,349

Net income (loss) attributed to Verenium	$(3,300)	$(2,958)	$19,933	$(21,891)

Basic and diluted net income (loss) per share:
Continuing Operations	$(0.14)	$(0.03)	$(1.15)	$(0.75)

Discontinued Operations	$(0.12)	$(1.00)	$0.72	$(5.89)

Net income (loss) attributed to Verenium	$(0.26)	$(0.26)	$1.62	$(2.58)

Shares used in computing basic and diluted net income (loss) per share	12,591	11,493	12,321	8,470

Verenium Corporation

Condensed Consolidated Balance Sheet Data

(unaudited, in thousands)

	December 31,	December 31,
	2010	2009
Cash and cash equivalents	$87,929	$24,844
Accounts receivable, net	6,708	6,558
Inventory, net	5,316	2,586
Other current assets	2,694	2,500
Restricted cash	5,000	10,400
Property and equipment, net	3,134	4,169
Other noncurrent assets	976	2,020
Assets of discontinued operations	—	114,845

Total assets	$111,757	$167,922

Current liabilities, excluding deferred revenue and liabilities of discontinued operations	$16,849	$10,523
Deferred revenue, current	894	895
Convertible notes, at carrying value (face value of $74.7 million at December 31, 2010 and $97.9 million at December 31, 2009)	88,011	105,756
Other long term liabilities	1,216	1,734
Liabilities of discontinued operations	1,617	18,812
Stockholders’ equity	3,170	30,202

Total liabilities, noncontrolling interests and stockholders’ equity	$111,757	$167,922

Verenium Corporation

Unaudited Supplemental and Non-GAAP Pro Forma Financial Information

(in thousands, except per share amounts)

The following unaudited supplemental and non-GAAP pro forma financial information is derived from the Company’s condensed consolidated financial statements for the three months and years ended December 31, 2010 and 2009, as reported under GAAP. The Company believes that such supplemental and non-GAAP financial information is helpful to understand the results of operations of the business.

	Non-GAAP Pro Forma Net Loss From Continuing Operations
	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Net loss from continuing operations	$(1,810)	$(369)	$(14,166)	$(6,364)
Adjustments:
Income tax benefit	(1,820)	—	(9,748)	—
Loss on debt extinguishment	—	—	3,384	—
Gain on debt extinguishment upon conversion	—	(317)	(598)	(8,946)

Gain on amendment of 2008 Notes	—	—	—	(3,977)
(Gain) loss on net change in fair value of derivative assets and liabilities	(872)	(199)	145	(5,277)

Non-GAAP pro forma net loss from continuing operations	$(4,502)	$(885)	$(20,983)	$(24,564)

Non-GAAP pro forma net loss from continuing operations per share	$(0.36)	$(0.08)	$(1.70)	$(2.90)